                                                                      EXHIBIT 23




                   Consent of Independent Public Accountants
                   -----------------------------------------



We consent to the incorporation by reference in the Registration statement (No. 333-91229) on Form S-8 of CIRCOR International Inc. of our report dated February 12, 2001, relating to the consolidated balance sheets of CIRCOR International, Inc. and subsidiaries as of December 31, 2000 and 1999 and June 30, 1999, and the related consolidated statements of earnings, cash flows and shareholders' equity for the year ended December 31, 2000, the six months ended December 31, 1999, and the fiscal years ended June 30, 1999 and 1998, and all related schedules which report appears in the December 31, 2000, annual report on Form 10-K of CIRCOR International, Inc.



/S/  KPMG LLP

Boston, Massachusetts
March 7, 2001